Exhibit 99.1

Blackbaud Extends Offer to Acquire Convio

Remains committed to refiling HSR notification

Charleston, S.C. (March 21, 2012) — Blackbaud, Inc. (Nasdaq: BLKB) today announced the extension of the expiration of its cash tender offer for all outstanding shares of common stock of Convio, Inc. (Nasdaq: CNVO) to midnight, New York City time, on Wednesday, April 4, 2012 from midnight, New York City time, today. This extension supports Blackbaud providing the Department of Justice (DoJ) additional time to review the proposed acquisition before refiling its Hart-Scott-Rodino (HSR) Notification and Report. “While we will not meet our initial estimate for closing the acquisition by the end of this quarter, we are seeing progress in the DoJ’s review process,” said Marc Chardon, Blackbaud’s chief executive officer. “We remain committed to refiling our HSR Notification and Report as soon as appropriate.”

Pursuant to the terms of the merger agreement between the two companies, the expiration date of the tender offer may only be extended in increments of no more than 10 business days each. “The ability to extend our offer, that is included in the merger agreement, provides us needed flexibility during the HSR review process,” said Jon Olson, Blackbaud’s general counsel. “It enables us to follow a regular procedure every 10 business days to assess and adjust the closing timeline as appropriate.”

Computershare, Inc., the Company’s transfer agent and depositary, has indicated that 18,931,764 shares of Convio common stock were issued and outstanding, as of 5 p.m., New York City time, on March 20, 2012. The depositary has indicated that, as of that time, 14,146,902 shares of Convio common stock (approximately 74.7% of Convio’s shares issued and outstanding) had been tendered into and not withdrawn from the offer. As of that time, 28,652 shares of Convio common stock had been tendered pursuant to guaranteed delivery procedures.

For additional information, including frequently asked questions, visit www.blackbaud.com/convio.

About Blackbaud

Serving the nonprofit and education sectors for 30 years, Blackbaud (NASDAQ: BLKB) combines technology and expertise to help organizations achieve their missions. Blackbaud works with more than 25,000 customers in more than 60 countries that support higher education, healthcare, human services, arts and culture, faith, the environment, independent education, animal welfare, and other charitable causes. The company offers a full spectrum of cloud-based and on-premise software solutions, and related services for organizations of all sizes including: fundraising, eMarketing, social media, advocacy, constituent relationship management (CRM), analytics, financial management, and vertical-specific solutions. Using Blackbaud technology, these organizations raise more than $100 billion each year. Recognized as a top company by Forbes, InformationWeek, and Software Magazine and honored by Best Places to Work, Blackbaud is headquartered in Charleston, South Carolina and has employees throughout the US, and in Australia, Canada, Hong Kong, Mexico, the Netherlands, and the United Kingdom.

Investor Contact

Kori Doherty

ICR

617.956.6730

kori.doherty@icrinc.com

Media Contact

Melanie Mathos

Blackbaud

843.216.6200 x3307

media@blackbaud.com

Forward-Looking Statements

This Press Release contains “forward-looking statements” relating to the acquisition of Convio by Blackbaud and the companies’ potential combined business. Those forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and actual outcomes and results could differ materially. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition and combined business will be realized. These forward-looking statements should be evaluated together with the risk factors and uncertainties that affect Blackbaud’s and Convio’s businesses, particularly those identified in their Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission, or SEC. Except as might be required by law, neither company undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

Blackbaud, through its wholly owned subsidiary Caribou Acquisition Corporation, launched a tender offer for all the issued and outstanding shares of Convio common stock on January 25, 2012 and has filed with the SEC a tender offer statement on Schedule TO, as amended. Investors and Convio stockholders should read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Convio with the SEC, because they contain important information. These documents are available at no charge through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (800) 868-1391 (banks and brokers call (212) 440-9800), from Blackbaud (with respect to documents filed by Blackbaud with the SEC) by going to the Investor Relations section of Blackbaud’s website at www.blackbaud.com, or from Convio (with respect to documents filed by Convio with the SEC) by going to the Investor Relations section of Convio’s website at www.convio.com.

In addition to the offer to purchase, the related letter of transmittal and other offer documents, as well as the solicitation/recommendation statement, Blackbaud and Convio file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information in the EDGAR database at the SEC website, www.sec.gov, or at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.